Exhibit 10.6


                              GULFWEST ENERGY INC.

                             Directors Compensation


Annual Retainer and Meeting Fees. Effective June 1, 2005 each non-employee Director will receive an annual retainer of $10,000 payable quarterly in arrears, and board meeting attendance fees in the amount of $2,000 per meeting if attending in person or $1,000 per meeting if participating by phone (maximum annual amount of $8,000). Committee members will also receive meeting fees for committee meetings to the extent that those meetings are held on days other than scheduled meetings of the entire Board. The Chairman of the Audit Committee will receive an additional annual retainer in the amount of $5,000 and the Chairman of the Compensation Committee will receive an annual retainer in the amount of $2,500. Both the Audit Committee and Compensation Committee retainers will be paid semi-annually. No Director who is an employee of the Company will be compensated for service as a member of the Board of Directors or any committee of the Board of Directors.

Share Awards. Effective June 1, 2005 each non-employee Director will receive an initial grant of $15,000 of restricted stock (based on the fair market value of the stock on the date of grant) with a two year vesting schedule. Upon re-election, each non-employee Director will receive an annual grant of $10,000 of restricted stock with a one year vesting schedule. Annual share awards received by non-employee Directors are in addition to the Annual Retainer and Meeting Fees discussed above.

Expenses. Each member of the Board of Directors will be reimbursed for all direct expenses incurred in the performance of his/her duties as a Director, including reasonable travel expenses incurred in attending meetings of the board or its committees.


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                              GULFWEST ENERGY INC.

                        Summary of Director Compensation
                        --------------------------------

     o    Annual Retainer of $10,000 payable quarterly

     o    Audit Committee Chairman Retainer of $5,000 payable semi-annually

     o    Compensation   Committee   Chairman   Retainer   of   $2,500   payable
          semi-annually

     o    Board  Meeting  Attendance  Fees of $2,000 per  meeting if attended in
          person,   $1,000  if   participating  by  phone  ($8,000  maximum  per
          individual)

     o    Initial grant of $15,000 Restricted Stock with two year vested

     o Subject to re-election, annual grant of $10,000 Restricted Stock with one year vested

     o Payment of reasonable travel expenses associated with Board Meeting attendance